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Exhibit 4.9

                                  FORM OF
                     NON-QUALIFIED STOCK OPTION AGREEMENT


         This Non-Qualified Stock Option Agreement (this "Agreement") is made and entered into by and between netGuru, Inc., a Delaware corporation ("Company"), and ______________ ("Optionee"), as of February 18, 2005 ("Date of Grant"). If the Optionee is presently or subsequently becomes employed by a subsidiary of the Company, the term "Company" shall be deemed to refer collectively to netGuru, Inc. and the subsidiary or subsidiaries that employs the Optionee.

RECITALS

         The Board of Directors of the Company ("Board") has approved the granting of an option to the Optionee in satisfaction of the netGuru India Private Limited's obligations to Optionee under paragraph 5 of the Deed of Agreement dated April 1, 2004 entered into in connection with the acquisition of Apex Techno Consultants (P) Ltd.

AGREEMENT

         In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Optionee agree as follows:

1. Grant of Option. The Company hereby grants to the Optionee the right and option ("Option") to purchase up to an aggregate of 15,000 (fifteen thousand) shares (such number being subject to adjustment as provided in paragraph 9 below) of the Common Stock of netGuru, Inc. ("Stock") on the terms and conditions herein set forth. This Option may be exercised in whole or in part and from time to time as hereinafter provided. The Option granted under this Agreement is not intended to be an "incentive stock option" as set forth in
Section 422 of the Internal Revenue Code of 1986, as amended ("Code").

2. Vesting of Option. Subject to paragraph 8 below, the Option shall vest and become exercisable immediately in accordance with the schedule below: one hundred percent (100%) shall vest immediately and become exercisable on the Date of Grant.

3. Purchase Price. The price at which the Optionee shall be entitled to purchase the Stock covered by the Option shall be $1.12 per share, which price is 100% of the Fair Market Value of the Stock (herein after defined) on the Date of Grant. For purposes of this Agreement, the "Fair Market Value" of a share of the Company's Common Stock as of a given date shall be: (i) the closing price of a share of the Company's Common Stock on the principal exchange on which shares of the Company's Common Stock are then trading, if any, on the day immediately preceding that date, or, if shares were not traded on that date, then on the next preceding trading day during which a sale occurred; or (ii) if the Company's Common Stock is not traded on an exchange but is quoted on The Nasdaq National Market, The Nasdaq SmallCap Market, the Over-The-Counter Bulletin Board ("OTCBB") or a successor quotation system, the last sale price for the Common Stock on the day immediately preceding that date as reported by Nasdaq, the OTCBB or the successor quotation system or, if shares were not traded on that date, then on the next preceding trading day during which a sale occurred; or
(iii) if the Company's Common Stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the closing representative bid price for the Common Stock on that date as determined in good faith by the Board; or (iv) if the Company's Common Stock is not publicly traded, the fair market value established by the Board acting in good faith.

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4. Term of Option. The Option granted under this Agreement shall expire, unless otherwise exercised, three years from the Date of Grant, through and including the normal close of business of the Company on February 18, 2008 ("Expiration Date").

5. Exercise of Option. The Option may be exercised by the Optionee as to all or any part of the Stock then vested by delivery to the Company of written notice of exercise and payment of the purchase price as provided in paragraphs 6 and 7 below.

6. Method of Exercising Option. Subject to the terms and conditions of this Agreement, the Option may be exercised by timely delivery to the Company of written notice, which notice shall be effective on the date received by the Company ("Effective Date"). The notice shall state the Optionee's election to exercise the Option, the number of shares in respect of which an election to exercise has been made, the method of payment elected (see paragraph 7 below), the exact name or names in which the shares will be registered and the taxpayer identification number of the Optionee. The notice shall be signed by the Optionee and shall be accompanied by payment of the purchase price of such shares. If the Option is exercised by a person or persons other than Optionee pursuant to paragraph 8 below, the notice shall be signed by the other person or persons and shall be accompanied by proof acceptable to the Company of the legal right of the person or persons to exercise the Option. All shares delivered by the Company upon exercise of the Option shall be fully paid and nonassessable upon delivery.

7. Method of Payment for Options. Payment for shares purchased upon the exercise of the Option shall be made by the Optionee in cash or such other method permitted by the Board and communicated to the Optionee in writing prior to the date the Optionee exercises all or any portion of the Option.

8. Nontransferability. The Option granted by this Agreement shall be exercisable only during the term of the Option provided in paragraph 4 above and only by the Optionee during his lifetime and while an Optionee of the Company. This Option shall not be transferable by the Optionee or any other person claiming through the Optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution.

9. Adjustments in Number of Shares and Option Price. In the event of a stock dividend, or if the Stock is changed into or exchanged for a different number or class of shares of stock of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each remaining share of Stock then subject to this Option the number and class of shares of stock into which each outstanding share of Stock is to be so exchanged, all without any change in the aggregate purchase price for the shares then subject to the Option.

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10. Delivery of Shares. No shares of Stock shall be delivered upon exercise of the Option until (i) the purchase price has been paid in full in the manner herein provided; (ii) applicable taxes required to be withheld have been paid or withheld in full; (iii) approval of any governmental authority required in connection with the Option, or the issuance of shares thereunder, has been received by the Company; and (iv) if required by the Board, the Optionee has delivered to the Board an Investment Letter in form and content satisfactory to the Company as provided in paragraph 12 below.

11. Securities Act. The Company shall not be required to deliver any shares of Stock pursuant to the exercise of all or any part of the Option if, in the opinion of counsel for the Company, the issuance would violate the Securities Act of 1933, as amended ("Securities Act"), or any other applicable federal or state securities laws or regulations. The Board may require that the Optionee, prior to the issuance of any shares pursuant to exercise of the Option, sign and deliver to the Company a written statement ("Investment Letter") stating (i) that the Optionee is purchasing the shares for investment and not with a view to the sale or distribution thereof; (ii) that the Optionee will not sell any shares received upon exercise of the Option or any other shares of the Company that the Optionee may then own or thereafter acquire except either (a) through a broker on a national securities exchange or (b) with the prior written approval of the Company; and (iii) containing such other terms and conditions as counsel for the Company may reasonably require to assure compliance with the Securities Act or other applicable federal or state securities laws and regulations. The Investment Letter shall be in form and content acceptable to the Board in its sole discretion.

12. Federal and State Taxes. Upon exercise of the Option, or any part thereof, the Optionee may incur certain liabilities for federal, state or local taxes, and the Company may be required by law to withhold taxes for payment to taxing authorities. Upon determination by the Company of the amount of taxes required to be withheld, if any, with respect to the shares to be issued pursuant to the exercise of the Option, the Optionee shall pay all federal, state and local tax withholding requirements to the Company.

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13. Administration. This Agreement shall be administered by the Board in its sole and complete discretion, and decisions of the majority of the Board with respect thereto and to this Agreement shall be final and binding upon the Optionee and the Company.

14. Obligation to Exercise. The Optionee shall have no obligation to exercise the Option evidenced by this Agreement.

15. Governing Law. The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and the Optionee under the Option. All other questions and obligations under the Option shall be construed and enforced in accordance with the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. The Company and the Optionee hereby consent, in any dispute, action, litigation or other proceeding concerning the Option (including arbitration) to the jurisdiction of the courts of the State of California, with the County of Orange being the sole venue for the bringing of the action or proceeding.

16. Amendments. This Agreement may be amended only by a written agreement executed by the Company and the Optionee. The Company and the Optionee acknowledge that changes in federal tax laws enacted subsequent to the Date of Grant, and applicable to stock options, may provide for tax benefits to the Company or the Optionee. In that event, the Company and the Optionee agree that this Agreement may be amended as necessary to secure for the Company and the Optionee any benefits that may result from that legislation. Any amendment shall be made only upon the mutual consent of the parties, which consent (of either party) may be withheld for any reason.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Optionee has hereunto set his or her hand as of the date first written above.


NETGURU, INC.                                                   OPTIONEE

By:      _______________________                               _______________
         Chief Executive Officer                               [Optionee Name]